UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024

HCW Biologics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40591	82-5024477
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 N. Commerce Parkway
Miramar, Florida		33025
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 954 842-2024

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HCWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

As previously disclosed, on March 28, 2024, HCW Biologics Inc. (the “Company”) entered into a senior secured note purchase agreement (the “Note Purchase Agreement”) with Purchasers (as defined in the Note Purchase Agreement), pursuant to which the Company agreed to issue senior secured notes in an aggregate principal amount of $10.0 million. To date, the Company has raised a total of $2.0 million in gross proceeds thereunder.

On April 25, 2024, the Company became aware that it was the victim of a criminal scheme involving the impersonation of a Purchaser when there was a default (the "Default") on a legally binding commitment to purchase $8.0 million of secured notes from the Company. The scheme resulted in the misdirection of approximately $1.3 million held in Company accounts to a fraudulent account controlled by a third party. Additionally, as a result of the Default, the Company no longer expects to raise aggregate gross proceeds of $10.0 million under the Note Purchase Agreement, although it expects to pursue available remedies to obtain such funding.

The details of the incident are currently under investigation. Management is currently in discussions with the Audit Committee of the Company’s Board of Directors to assess the effect of this incident. The above changes did not have any impact on the Company’s cash position, results of operations or other financial information contained in the financial statements as of and for the year ended December 31, 2023.

The Company is in the process of exploring available remedies and has reported the incident to the authorities. The Company currently believes this is an isolated incident and does not believe its technology systems have been compromised or that the Company data has been exposed.

At the direction of the Board of Directors, the Company is undertaking an internal investigation with the assistance of outside advisors, which will include an analysis of the Company’s internal controls and may result in the implementation of additional procedures and controls pursuant to recommendations from the investigation.

Forward Looking Statements

Certain statements in this Current Report on Form 8-K (the “Current Report”) are “forward-looking statements” that are subject to substantial risks and uncertainties. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Current Report may be identified by the use of words such as “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words and include, without limitation, statements regarding the criminal fraud event, including the ultimate amount of the loss and the Company’s belief that this is an isolated event and that the Company’s technology systems have not been compromised, and statements regarding the Company’s expectations with respect to the analysis of its ability to continue as a going concern. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, but are not limited to, the risks and uncertainties that are described in the section titled “Risk Factors” in the annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on April 1, 2024, and in other filings filed from time to time with the SEC. Forward-looking statements contained in this press release are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HCW BIOLOGICS INC.

Date:	May 1, 2024	By:	/s/ Hing C. Wong
Hing C. Wong Founder and Chief Executive Officer